UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)	May 19, 2025

PATRICK INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Indiana	000-03922	35-1057796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

107 W. Franklin St.
Elkhart,	Indiana	46516	(574)	294-7511
(Address of Principal Executive Offices)		(Zip Code)	Registrant's Telephone Number, including area code

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, no par value	PATK	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).            Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
May 19, 2025 – Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, announced that Jake Petkovich will rejoin Patrick as President – Marine, succeeding Rick Reyenger, effective May 19, 2025. Mr. Reyenger will remain with the Company and move to a strategic advisory role to support continuity and ensure a smooth and seamless transition across the Company’s Marine businesses.

Mr. Petkovich recently served as Chief Financial Officer of Indicor, LLP, a global industrial solutions company, from 2023 to the present. He previously served as Executive Vice President - Finance, Chief Financial Officer and Treasurer of Patrick from 2020 to 2023. Prior to his careers at Indicor, LLP and Patrick, Jake had served as Managing Director in the Leveraged Finance Group of Wells Fargo Securities and predecessor Wachovia Securities from 2004 to 2020, performing in various senior leadership roles responsible for leading, underwriting, structuring and arranging financing solutions to support issuers’ access to the capital markets for acquisition financings, recapitalizations, refinancings and restructurings. Mr. Petkovich earned a BA in Accounting from Washington and Jefferson College and an MBA with a concentration in finance from the College of William and Mary.

In connection with Mr. Petkovich’s appointment as President-Marine, the Company and Mr. Petkovich entered into an Employment Agreement on May 19, 2025 (the “Employment Agreement”), which provides that Mr. Petkovich will report to the Company’s Chief Executive Officer, perform such duties as are assigned or delegated to him by the Chief Executive Officer and devote his entire business time to the Company. Mr. Petkovich’s employment term will continue until terminated by either party in accordance with the Employment Agreement. Pursuant to the Employment Agreement, Mr. Petkovich is entitled to: (i) an annual base salary of $500,000, (ii) participate in the Company’s benefit plans as they are generally available to the Company's employees, (iii) participate in the Company’s short-term incentive plan, with a 2025 target of $900,000, and (iv) participate in the Company’s long-term incentive plan with a grant of 10,257 restricted common stock units, of which 2,051 units will vest on January 28, 2028, subject to Mr. Petkovich’s continued employment, and 8,206 units will vest in January 2028, subject to Mr. Petkovich’s continued employment and the satisfaction of the executive long-term incentive program targets. In addition, Mr. Petkovich was granted options to purchase 42,180 shares of common stock of the Company at an exercise price of $92.72 per share, and 42,180 Stock Appreciation Rights ("SARs") at exercise prices of $92.72, $110.76, $132.31 and $158.05 per share. The options have nine-year contractual terms and vest pro-rata on the first four anniversaries of the grant date. The SARs have nine-year contractual terms and are divided into four equal tranches with each vesting pro-rata on the first four anniversaries of the grant date. The restricted common stock units, options and SARs have been issued under the Company’s 2009 Omnibus Incentive Plan.

The Employment Agreement contains provisions for termination with and without cause, and restrictive covenants and confidentiality provisions.

There is no arrangement or understanding between Mr. Petkovich and any other persons pursuant to which Mr. Petkovich was selected as President - Marine of the Company.

There are no family relationships between Mr. Petkovich and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company within the meaning of Item 401(d) of Regulation S-K under the U.S. Securities Act of 1933 (“Regulation S-K”).

Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transaction in which Mr. Petkovich had a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

A copy of the press release dated May 19, 2025 announcing Mr. Petkovich’s appointment as described above is attached hereto as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits
(d)    Exhibits
Exhibit 99.1 - Press Release issued May 19, 2025
Exhibit 104 - Cover Page Interactive Date File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRICK INDUSTRIES, INC.
(Registrant)

Date: May 23, 2025	By:	/s/ Andrew C. Roeder
Andrew C. Roeder
Executive Vice President - Finance, Chief Financial Officer, and Treasurer